Exhibit 99.0

DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

A publication of The Provo Group, Inc.	THIRD QUARTER 2004

ONE YEAR AGO TODAY . . .

One year ago our Newsletter’s headline read “Solid, Stable and Predictable Performance Seen for 2004”.

Indeed the first three quarters of 2004 have been without any significant negative variations from our cash flow plan. We planned to distribute $1,275,000 ($28 per unit) for the First, Second and Third Quarters of 2004, and we actually distributed $1,980,000 ($43 per unit), which included a $611,000 ($13 per unit) return of capital primarily from the sale of one investment property. We anticipate the Fourth Quarter 2004 distribution, which is scheduled to be mailed in February 2005, to be slightly lower than the planned $425,000 due primarily to decreased rental income as a result of the sale of the Miami Subs property which was sold in the Second Quarter.

We are again confident in forecasting stable performance for 2005 and fully expect our rate of return on net asset values to dwarf the yields in either the government or corporate bond markets.

DISTRIBUTION HIGHLIGHTS

•	$480,000 total amount distributed for the Third Quarter 2004, which is $55,000 higher than originally projected, primarily due to the reimbursement of the past due Real Estate taxes from Popeye’s.	•	$1,267 to $1,118 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (2/90) respectively. (Distributions are from both cash flow from operations and “net” cash activity from financing and investing activities).

•	$10.37 per unit (approx.) for the Third Quarter 2004. The approximate annualized “operating return” is 9.7%.

SEE INSIDE

Property Highlights	2
Questions & Answers	3
Contact Information	3
Monthly Updates of Secondary Market Activity	3

PAGE 2	DIVALL 2	3 Q 04

PROPERTY HIGHLIGHTS

Litigation Issues

Popeye’s (Park Forest, IL) As we reported in last quarter’s Newsletter, Popeye’s failed to pay prior years’ property taxes and percentage rents. The Partnership paid the taxes to avoid legal action by the taxing authorities and sought reimbursement from the tenant. In February we obtained a court order allowing us to remove Popeye’s and gain possession of the property. The tenant then verbally agreed to make certain payments to the Partnership, and we deferred action on removing the tenant.

Popeye’s subsequently reimbursed the Partnership for the delinquent property taxes and made escrow payments towards a property tax which is due in the fourth quarter of this year.

We are currently in negotiations with Popeye’s to set up a monthly tax escrow to assure the future taxes are paid on a timely basis. If the tax issues can be work out satisfactorily, we will re-evaluate the percentage rent issues relative to appropriate and sustainable occupancy costs and continue to allow the tenant to occupy the property.

•	Palm Beach, FL (formerly operated as a Miami Subs restaurant). This property was sold June 18, 2004. The net sales proceeds of approximately $606,000 were part of the August 13, 2004 distribution.

Miami Subs was delinquent at September 30, 2004 in the amount of $33,000. The delinquent amount represents past due rents and real estate taxes, as well as late fees charged to the tenant before the sale of the property.

We have filed suit against Miami Subs and they were served papers on June 11, 2004. Our next court date to hear our “Motion for Summary Judgment” will be on November 2, 2004. We have chosen to continue suit against this former tenant because they personally guaranteed the lease and we have obtained efficient and cost effective local legal representation.

PAGE 3	DIVALL 2	3 Q 04

QUESTIONS & ANSWERS

•	When can I expect my next distribution mailing?

Your distribution correspondence for the Fourth Quarter of 2004 is scheduled to be mailed on February 15, 2005.

•	When will the December 31, 2004 net asset value be calculated?

The revised net asset valuation will be ready in mid-February 2005.

•	When can I expect to receive my 2004 Schedule K-1?

According to IRS regulations we are not required to mail K-1’s until April 15th. The 2004 K-1’s are scheduled to be mailed out in late February or early March.

•	I’ve moved how do I update my account registration?

Please mail or fax to us a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.

•	If I have questions or comments, how can I reach your office?

You can reach us at our new address, listed below, effective March 1, 2004.

MAIL:	DiVall Investor Relations
c/o The Provo Group, Inc.
1100 Main Street, Suite 1830
Kansas City, MO 64105
PHONE:	800-547-7686 OR (816) 421-7444 EXTENSION 224
FAX:	(816) 221-2130
E-MAIL:	mevans@theprovogroup.com

To receive monthly updates of Secondary Market pricing for

the

DiVall Insured Income Properties 2, L.P. please

email your email address to Investor Relations at

mevans@theprovogroup.com and you will be

emailed with the most updated prices for

sales of the DiVall 2 units as they happen.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2004 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT PROPERTIES

AS OF SEPTEMBER 30, 2004

PORTFOLIO	(Note 1)
		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	ANNUAL RECEIPTS	RETURN
APPLEBEE’S	COLUMBUS, OH	1,059,465	135,780	12.82%		84,500	29,849	0	0.00%	1,143,965	135,780	11.87%
BLOCKBUSTER	OGDEN, UT	646,425	107,750	16.67%						646,425	107,750	16.67%
DENNY’S	PHOENIX, AZ	972,726	65,000	6.68%		183,239	0	0	0.00%	1,155,965	65,000	5.62%
CHINESE SUPER BUFFET	PHOENIX, AZ	865,900	66,000	7.62%		221,237	0	0	0.00%	1,087,137	66,000	6.07%
HOOTER’S	R. HILLS, TX	1,246,719	95,000	7.62%						1,246,719	95,000	7.62%
DAYTONA’S All SPORTS CAFÉ (2)	DES MOINES, IA	845,000	60,000	7.10%		52,813	0	0	0.00%	897,813	60,000	6.68%
KFC	SANTA FE, NM	451,230	60,000	13.30%						451,230	60,000	13.30%
MIAMI SUBS (3)	PALM BEACH, FL

Note:

1:	This property summary includes only property and equipment held by the Partnership during 2004.
2:	Hickory Park’s lease on the property expired on December 31, 2002; however, Management accepted a two month hold over lease with subtenant, Daytona’s, until a 5 year lease was directly executed with them. The new lease was effective March 2003.
3:	Management executed a contract to sell the property in January 2004 for $650,000. The closing date was in June 2004. Rental income in 2004 for the property through the date of sale totaled $28,000.
4:	The property was leased to a new tenant, Panda Buffet, in February 2003 and rent commenced in July 2003.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2004 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT PROPERTIES

AS OF SEPTEMBER 30, 2004

PORTFOLIO (Note 1)
		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	TOTAL RECEIPTS	RETURN
POPEYE’S	PARK FOREST, IL	580,938	77,280	13.30%						580,938	77,280	13.30%
SUNRISE PRESCHOOL	PHOENIX, AZ	1,084,503	123,318	11.37%		79,219	33,047	0	0.00%	1,182,735	123,318	10.43%
						19,013	6,710	0	0.00%
PANDA BUFFET (4)	GRAND FORKS, ND	739,375	33,000	4.46%						739,375	33,000	4.46%
WENDY’S	AIKEN, SC	633,750	90,480	14.28%						633,750	90,480	14.28%
WENDY’S	CHARLESTION, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	N. AUGUSTA, SC	660,156	87,780	13.30%						660,156	87,780	13.30%
WENDY’S	AUGUSTA, GA	728,813	96,780	13.28%						728,813	96,780	13.28%
WENDY’S	CHARLESTON, SC	596,781	76,920	12.89%						596,781	76,920	12.89%
WENDY’S	AIKEN, SC	776,344	96,780	12.47%						776,344	96,780	12.47%
WENDY’S	AUGUSTA, GA	649,594	86,160	13.26%						649,594	86,160	13.26%
WENDY’S	CHARLESTON, SC	528,125	70,200	13.29%						528,125	70,200	13.29%
WENDY’S	MT. PLEASANT, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	MARTINEZ, GA	633,750	84,120	13.27%						633,750	84,120	13.27%
PORTFOLIO TOTALS		14,861,470	1,666,908	11.22%		640,021	69,606	0	0.00%	15,501,491	1,666,908	10.75%

Note:

1:	This property summary includes only property and equipment held by the Partnership during 2004.
2:	Hickory Park’s lease on the property expired on December 31, 2002; however, Management accepted a two month hold over lease with subtenant, Daytona’s, until a 5 year lease was directly executed with them. The new lease was effective March 2003.
3:	Management executed a contract to sell the property in January 2004 for $650,000. The closing date was in June 2004. Rental income in 2004 for the property through the date of sale totaled $28,000.
4:	The property was leased to a new tenant, Panda Buffet, in February 2003 and rent commenced in July 2003.

DIVALL INSURED INCOME PROPERTIES 2 L.P.

STATEMENTS OF INCOME AND CASH FLOW CHANGES

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2004

	PROJECTED	ACTUAL	VARIANCE
	3RD QUARTER 09/30/2004	3RD QUARTER 09/30/2004	BETTER (WORSE)
OPERATING REVENUES
Rental income	$659,451	$641,434	$(18,017)
Interest income	2,500	3,229	729
Net gain on sale of property	0	5,000	5,000
Property taxes reimbursement	0	31,890	31,890
Property tax expense recoveries	0	16,795	16,795
Other income	0	3,662	3,662

TOTAL OPERATING REVENUES	$661,951	$702,010	$40,059

OPERATING EXPENSES
Insurance	$9,690	$9,580	$110
Management fees	51,723	51,730	(7)
Overhead allowance	4,173	4,184	(11)
Advisory Board	2,625	3,500	(875)
Administrative	10,920	6,305	4,615
Professional services	11,300	14,752	(3,452)
Auditing	22,500	23,910	(1,410)
Legal	12,000	7,309	4,691
Property Expenses	18,453	11,725	6,728

TOTAL OPERATING EXPENSES	$143,384	$132,994	$10,390

INVESTIGATION AND RESTORATION EXPENSES	$0	$134	$(134)

NON-OPERATING EXPENSES
Depreciation	66,144	65,357	787
Amortization	3,198	3,198	(0)

TOTAL NON-OPERATING EXPENSES	$69,342	$68,555	$787

TOTAL EXPENSES	$212,726	$201,683	$11,043

NET INCOME	$449,225	$500,326	$51,101

			VARIANCE
OPERATING CASH RECONCILIATION:
Depreciation and amortization	69,342	68,555	(787)
Recovery of amounts previously written off	0	(3,357)	(3,357)
Net gain on sale of property	0	(5,000)	(5,000)
(Increase) Decrease in current assets	(203,720)	(195,684)	8,036
Increase (Decrease) in current liabilities	23,373	13,515	(9,858)
(Increase) Decrease in cash reserved for payables	(40,170)	(15,516)	24,654
Current cash flows advanced from (reserved for) future distributions	130,000	112,271	(17,729)

Net Cash Provided From Operating Activities	$428,050	$475,110	$47,060

CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
Indemnification Trust (Interest earnings reinvested)	(1,000)	(1,526)	(526)
Recovery of amounts previously written off	0	3,357	3,357
Net cash proceeds from sale of property	0	5,000	5,000

Net Cash (Used In) From Investing And Financing Activities	$(1,000)	$6,832	$7,832
Total Cash Flow For Quarter	$427,050	$481,941	$54,891

Cash Balance Beginning of Period	847,763	1,532,864	685,101
Less 2nd quarter distributions paid 8/04	(425,000)	(1,085,000)	(660,000)
Change in cash reserved for payables or future distributions	(89,830)	(96,755)	(6,925)

Cash Balance End of Period	$759,983	$833,050	$73,067

Cash reserved for 3rd quarter 2004 L.P. distributions	(425,000)	(480,000)	(55,000)
Cash reserved for payment of accrued expenses	(140,577)	(139,041)	1,536
Cash advanced from (reserved for) future distributions	(140,500)	(158,229)	(17,729)

Unrestricted Cash Balance End of Period	$53,906	$55,780	$1,874

	PROJECTED	ACTUAL	VARIANCE
* Quarterly Distribution	$425,000	$480,000	$55,000
Mailing Date	11/15/2004	(enclosed )	—

*	Refer to distribution letter for detail of quarterly distribution.